NET-FORCE SYSTEMS INC.



                               ANTIGUA AND BARBUDA

                The International Business Corporations Act, 1982
   No. 28 of 1982 Cap. 222 Vol. 5 of the Revised Laws of Antigua 1992 Edition

                           A Company Limited by Shares

                            ARTICLES OF INCORPORATION

                                       OF

                             NET-FORCE SYSTEMS INC.


                                    ARTICLE 1
                                    ---------

                                      NAME
                                      ----

                         The name of the Corporation is
                             NET-FORCE SYSTEMS INC.


                                   ARTICLE II
                                   ----------

                           REGISTERED OFFICE AND AGENT
                           ---------------------------

The registered agent of the Corporation shall be Hill & Hill whose office is situate at 36 Long Street, in the City of Saint John in Antigua and Barbuda, which offices shall also be the registered office of the Corporation.


                                   ARTICLE III
                                   -----------

                                     CAPITAL
                                     -------

     1. The Corporation is authorized to issue 100,000,000 bearer or registered shares of US$0.001 each par value common stock which shall be designated "Common Shares" and 50,000,000 Preferred Shares of US$0.001 each par value which shall be designated "Preferred Shares".

     2. No pre-emptive rights shall attach to the shares to be issued in respect of any class.

     3. Both classes of shares may be issued in series and the directors shall have the authority to fix the number of shares in, or to determine the designation of, and the rights, privileges, restrictions and conditions attaching to the shares of each series.

     4. The Corporation shall have the power to increase or reduce said capital, and to issue any part of its capital, original or increased, with or without any preference, priority, or special privilege, or subject to any postponement of rights, or to any conditions or restrictions, and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise shall be subject to the power herein contained.



Registration Statement                                                  Page 71


                             NET-FORCE SYSTEMS INC.


                                   ARTICLE IV
                                   ----------

                               BOARD OF DIRECTORS
                               ------------------

The objects for which the Corporation is established are:

     a. To conduct any and all business activities permitted by the Laws of Antigua/Barbuda as an International Business Corporation.

     b. To carry on the business of an investment and holding company and for that purpose to acquire and hold either in the name of the Corporation or in that of any nominee, shares, stocks, debentures, debenture stock, script bonds, notes, obligations, investments and securities and warrants or options in respect of any shares, stocks, debentures, debenture stock, script bonds, notes, obligations, investments or securities, of all kinds issued in any country in any part of the world.

     c. To acquire and deal with any property, real or personal, to erect buildings, and generally to do all acts and things which, in the opinion of the Corporation or the Directors, may be conveniently or profitably, or usefully, acquired and dealt with, carried on, erected or done by the Corporation in connection with said property.

     d. The Corporation shall not engage in International Banking, Trust, Insurance, Betting and Book making or any activity which requires a License under the International Business Corporations Act.

     e. To generally have and exercise all powers, rights and privileges necessary and incident to carrying out properly the objects herein mentioned.


                                   ARTICLE VI
                                   ----------

                                    EXISTENCE
                                    ---------

The Corporation shall have perpetual existence unless sooner dissolved in accordance with the Laws of Antigua and Barbuda. The date on which corporate existence shall begin is the date on which these Articles of Incorporation are filed with the Director of International Business Corporations of Antigua and Barbuda.


                                   ARTICLE VII
                                   -----------

                            LIABILITY OF SHAREHOLDERS
                            -------------------------

The liability of a shareholder is limited to the amount, if any, unpaid on the shares held or subscribed to by said shareholder.


                                  ARTICLE VIII
                                  ------------

                                INDEMNIFICATIONS
                                ----------------

The Corporation shall indemnify any and all of its Directors, officers, employees or agents or former Directors, officers, employees or agents or any person who may have served at its request as a Director, officer, employee or


Registration Statement                                                  Page 72


                             NET-FORCE SYSTEMS INC.


agent of another company, partnership, joint venture, trust or other enterprise in which it owns shares of capital stock or of which it is a creditor, to the full extent permitted by law. Said indemnification shall include, but not be limited to, the expenses, including the cost of any judgments, fines, settlements and counsel's fees, actually and necessarily paid or incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, and any appeals thereof, to which any such person or his legal representative may be made a party or may be threatened to be made a party by reason of his being or having been a Director, officer, employee or agent as herein provided unless such action, suit or proceeding is a result of the Director, officer, employee or agent's own negligence or illegal action. The foregoing right of indemnification shall not be exclusive of any other rights to which and Directors, officers, employee or agent may be entitled as a matter of law or which he may be lawfully granted.


                                   ARTICLE IX
                                   ----------

                              CHARTER CONTINUATION
                              --------------------

The Corporation is authorized to transfer its charter to any jurisdiction which permits continuation of a foreign corporation.


                                    ARTICLE X
                                    ---------

                                   SECURITIES
                                   ----------

No securities of the Corporation will be distributed to the public in Antigua and Barbuda in contravention of Section 365 of the International Business Corporations Act, 1982.


                                   ARTICLE XI
                                   ----------

                                  INCORPORATORS
                                  -------------

The name and address of the Corporation's incorporators are:

Stacy Richards-Anjo                      Ethlyn Tonge
C/o Hill & Hill Chambers                 c/o Hill & Hill Chambers
Long Street, St. John's                  Long Street, St. John's
Antigua                                  Antigua




  "Stacy Richards-Anjo"                     "Ethlyn Tonge"
--------------------------------        -----------------------------

DATED this 24th day of February, 1999 at St. John's, Antigua.
-------------------------------------------------------------




Registration Statement                                                  Page 73